Investor Contact: Kelley Hall (503) 532-3793	Media Contact: Kellie Leonard (503) 671-6171

NIKE, INC. REPORTS FISCAL 2011 THIRD QUARTER RESULTS

•	Revenue $5.1 billion; up 7 percent versus prior year or up 8 percent excluding currency changes
•	Diluted earnings per share up 7 percent from prior year to $1.08
•	NIKE Brand futures orders up 11 percent or up 9 percent excluding currency changes
•	Inventories up 18 percent versus prior year

BEAVERTON, Ore., March 17, 2011 – NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2011 third quarter ended February 28, 2011. Earnings per share for the quarter were up 7 percent on a 7 percent increase in net revenue as higher NIKE, Inc. sales and SG&A expense leverage offset lower gross margin results.

“Our solid third-quarter results demonstrate the power of the NIKE, Inc. portfolio,” said Mark Parker, President and CEO of NIKE, Inc. “Our unique ability to create deep connections with consumers, led by an impressive pipeline of innovative product and exciting retail experiences, continues to strengthen our brands and accelerate growth. Moving forward, we’ll continue to leverage our scale, financial resources, and operational discipline to drive near and long-term value to shareholders.”*

Futures Orders

As of the end of the quarter futures orders for NIKE Brand athletic footwear and apparel, scheduled for delivery from March through July 2011, totaled $7.9 billion, 11 percent higher than orders reported for the same period last year. Excluding currency changes, reported orders would have increased 9 percent.*

By geography, futures orders were as follows:

Geography	Reported Futures Orders	Excluding Currency Changes
North America	+11%	+11%
Western Europe	+4%	0%
Central and Eastern Europe	+9%	+9%
Greater China	+19%	+13%
Japan	+4%	+2%
Emerging Markets	+21%	+18%
Total NIKE Brand Futures Orders	+11%	+9%

Third Quarter Income Statement Review

•
Revenues for NIKE, Inc. increased 7 percent to $5.1 billion or up 8 percent on a currency neutral basis. Revenues for the NIKE Brand were up 8 percent. Excluding the impacts of changes in foreign currency NIKE Brand revenues rose 9 percent driven by growth in all seven NIKE Brand key categories and every geography except Japan. Revenues for our Other Businesses increased 1 percent, with minimal impact from changes in foreign currency exchange rates, as growth in Converse, Cole Haan, and Hurley was largely offset by lower revenues in Umbro and NIKE Golf.

•
Gross margin declined 110 basis points to 45.8 percent mainly as a result of higher product costs, elevated freight costs, including additional airfreight incurred to meet strong demand for NIKE Brand products, and a smaller proportion of license revenue due in part to the conversion of Converse’s U.K. business to direct distribution. These factors more than offset the positive impacts of favorable year-over-year changes in foreign exchange rates, a higher mix of full-price sales, the benefits of ongoing product cost reduction initiatives, and growing sales from our Direct to Consumer operations.

•
Selling and administrative expenses grew at a slower rate than revenue, up 5 percent to $1.6 billion. Operating overhead expenses increased 6 percent to $1.1 billion as a result of additional investments made in both our wholesale and direct to consumer businesses. Demand creation expenses rose 3 percent to $578 million due to marketing support for key product initiatives and investments in retail product presentation for wholesale accounts.

•
Other income was $17 million, comprised largely of non-recurring items and foreign exchange gains, primarily from currency hedges. For the quarter, we estimate the year-over-year change in foreign currency related gains included in other income, net, combined with the impact of changes in foreign currency exchange rates on the translation of foreign currency-denominated profits had an insignificant impact on pretax income.

•
The effective tax rate was 26.0 percent compared to 24.9 percent for the same period last year. The effective tax rate was higher due to a larger percentage of pretax income coming from operations in the United States which has a higher effective tax rate than operations abroad.

•
Net income increased 5 percent to $523 million and diluted earnings per share increased 7 percent to $1.08, reflecting higher net income and a 1 percent decline in the number of diluted weighted average common shares outstanding.

February 28, 2011 Balance Sheet Review

•	Inventories for NIKE, Inc. were $2.5 billion, up 18 percent from February 28, 2010, to meet strong demand and given comparisons to extremely low levels last year when inventories were down 13 percent.
•	Cash and short-term investments at period-end were $4.5 billion, 11 percent higher than last year mainly as a result of higher net income.

Share Repurchases

During the third quarter, NIKE, Inc. repurchased a total of 5.5 million shares for approximately $468 million as part of its four-year, $5 billion share repurchase program, approved by the Board of Directors in September 2008. As of the end of the third quarter the Company has purchased a total of 22.9 million shares for approximately $1.7 billion under this program.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on March 17, 2011, to review third quarter results. The conference call will be broadcast live over the Internet and can be accessed at www.nikebiz.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, March 24, 2011.

About NIKE, Inc.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned Nike subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro Ltd., a leading United Kingdom-based global football (soccer) brand. For more information, NIKE’s earnings releases and other financial information are available on the Internet at www.nikebiz.com/investors.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Nike with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Additional Tables Follow)

NIKE, Inc.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED FEBRUARY 28, 2011
(In millions, except per share data)

	QUARTER ENDED			YEAR TO DATE ENDED
INCOME STATEMENT	02/28/2011	02/28/2010	% Chg	02/28/2011	02/28/2010	% Chg
Revenues	$5,079	$4,733	7%	$15,096	$13,937	8%
Cost of sales	2,752	2,515	9%	8,142	7,543	8%
Gross margin	2,327	2,218	5%	6,954	6,394	9%
	45.8%	46.9%		46.1%	45.9%

Demand creation expense	578	563	3%	1,831	1,690	8%
Operating overhead expense	1,059	1,000	6%	3,090	2,898	7%
Total selling and administrative expense	1,637	1,563	5%	4,921	4,588	7%
	32.2%	33.0%		32.6%	32.9%

Other (income), net	(17)	(8)	113%	(38)	(32)	19%
Interest expense, net	-	1	-	-	4	-

Income before income taxes	707	662	7%	2,071	1,834	13%

Income taxes	184	165	12%	532	449	18%
	26.0%	24.9%		25.7%	24.5%

Net income	$523	$497	5%	$1,539	$1,385	11%

Diluted EPS	$1.08	$1.01	7%	$3.16	$2.81	12%

Basic EPS	$1.10	$1.02	8%	$3.22	$2.85	13%

Weighted Average Common Shares Outstanding:
Diluted	485.5	492.3		487.7	493.3
Basic	475.3	484.4		477.6	485.8
Dividends declared	$0.31	$0.27		$0.89	$0.79

NIKE, Inc.

BALANCE SHEET	02/28/2011	02/28/2010	% Change
	(In millions)
ASSETS
Current assets:
Cash and equivalents	$2,132	$2,225	-4%
Short-term investments	2,333	1,814	29%
Accounts receivable, net	2,985	2,834	5%
Inventories	2,536	2,150	18%
Deferred income taxes	286	222	29%
Prepaid expenses and other current assets	513	843	-39%

Total current assets	10,785	10,088	7%

Property, plant and equipment	4,804	4,437	8%
Less accumulated depreciation	2,747	2,474	11%
Property, plant and equipment, net	2,057	1,963	5%

Identifiable intangible assets, net	472	468	1%
Goodwill	194	191	2%
Deferred income taxes and other assets	970	866	12%

Total assets	$14,478	$13,576	7%

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$198	8	-
Notes payable	139	109	28%
Accounts payable	1,147	994	15%
Accrued liabilities	1,745	1,648	6%
Income taxes payable	113	88	28%

Total current liabilities	3,342	2,847	17%

Long-term debt	276	452	-39%
Deferred income taxes and other liabilities	958	848	13%
Redeemable preferred stock	-	-	-
Shareholders' equity	9,902	9,429	5%

Total liabilities and shareholders' equity	$14,478	$13,576	7%

NIKE, Inc.
	QUARTER ENDED			% Change Excluding Currency	YEAR TO DATE ENDED			% Change Excluding Currency
DIVISIONAL REVENUES1	02/28/2011	02/28/2010	% Change	Changes 2	02/28/2011	02/28/2010	% Change	Changes 2
	(In millions)
North America
Footwear	$1,273	$1,186	7%	7%	$3,645	$3,386	8%	7%
Apparel	481	408	18%	18%	1,534	1,293	19%	18%
Equipment	81	85	-5%	-4%	260	257	1%	1%
Total	1,835	1,679	9%	9%	5,439	4,936	10%	10%

Western Europe
Footwear	563	577	-2%	6%	1,689	1,727	-2%	7%
Apparel	294	300	-2%	7%	955	1,016	-6%	3%
Equipment	50	52	-4%	4%	162	193	-16%	-8%
Total	907	929	-2%	6%	2,806	2,936	-4%	5%

Central and Eastern Europe
Footwear	143	137	4%	9%	409	384	7%	12%
Apparel	91	85	7%	13%	271	259	5%	10%
Equipment	17	17	0%	18%	57	59	-3%	2%
Total	251	239	5%	11%	737	702	5%	11%

Greater China
Footwear	333	279	19%	16%	843	707	19%	17%
Apparel	201	153	31%	28%	574	491	17%	15%
Equipment	20	26	-23%	-23%	79	79	0%	0%
Total	554	458	21%	18%	1,496	1,277	17%	15%

Japan
Footwear	100	103	-3%	-12%	279	304	-8%	-15%
Apparel	78	86	-9%	-16%	223	251	-11%	-18%
Equipment	17	24	-29%	-38%	48	66	-27%	-33%
Total	195	213	-8%	-16%	550	621	-11%	-18%

Emerging Markets
Footwear	448	375	19%	15%	1,373	1,079	27%	22%
Apparel	148	127	17%	13%	480	401	20%	14%
Equipment	47	40	18%	15%	136	122	11%	7%
Total	643	542	19%	15%	1,989	1,602	24%	19%

Global Brand Divisions3	28	22	27%	23%	87	78	12%	17%

Total NIKE Brand	4,413	4,082	8%	9%	13,104	12,152	8%	9%

Other Businesses4	663	655	1%	1%	1,987	1,815	9%	10%
Corporate5	3	(4)	-	-	5	(30)	-	-

Total NIKE, Inc. Revenues	$5,079	$4,733	7%	8%	$15,096	$13,937	8%	9%

Total NIKE Brand
Footwear	$2,860	$2,657	8%	8%	$8,238	$7,587	9%	10%
Apparel	1,293	1,159	12%	13%	4,037	3,711	9%	10%
Equipment	232	244	-5%	-3%	742	776	-4%	-3%
Global Brand Divisions3	28	22	27%	23%	87	78	12%	17%

1 Certain prior year amounts have been reclassified to conform to fiscal year 2011 presentation.  These changes had no impact on previously reported results of operations or shareholders' equity.

2 Fiscal 2011 results have been restated using fiscal 2010 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.

4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.

5 Corporate revenues primarily consist of foreign currency revenue-related hedge gains and losses generated by entities within the NIKE Brand geographic operating segments through our centrally managed foreign exchange risk management program and foreign currency gains and losses resulting from the difference between actual foreign currency rates and standard rates assigned to these entities, which are used to record any non-functional currency revenues into the entity's functional currency.

NIKE, Inc.
	QUARTER ENDED		%	YEAR TO DATE ENDED		%
EARNINGS BEFORE INTEREST AND TAXES1,2	02/28/2011	02/28/2010	Chg	02/28/2011	02/28/2010	Chg
	(In millions)

North America	$423	$403	5%	$1,228	$1,104	11%
Western Europe	161	199	-19%	581	663	-12%
Central and Eastern Europe	57	46	24%	164	172	-5%
Greater China	213	176	21%	551	450	22%
Japan	31	40	-23%	94	120	-22%
Emerging Markets	173	127	36%	491	404	22%
Global Brand Divisions3	(245)	(234)	-5%	(722)	(590)	-22%

Total NIKE Brand	813	757	7%	2,387	2,323	3%

Other Businesses4	85	105	-19%	253	227	11%
Corporate5	(191)	(199)	4%	(569)	(712)	20%

Total earnings before interest and taxes1,2	$707	$663	7%	$2,071	$1,838	13%

1 The Company evaluates performance of individual operating segments based on earnings before interest and  taxes (also commonly referred to as “EBIT”), which represents net income before interest expense, net and income taxes.

2 Certain prior year amounts have been reclassified to conform to fiscal year 2011 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment and general and administrative expenses that are centrally managed for the NIKE Brand.

4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.

5 Corporate consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, certain foreign currency gains and losses, including certain hedge gains and losses, corporate eliminations and other items.